Exhibit 99.1

Playboy Reports Second Quarter 2025 Financial Results

Q2 Revenue of $28.1 Million, up 13% Year-over-Year;
Net Loss of $7.7 Million, an Improvement of $9.0 Million;
Adjusted EBITDA of $3.5 Million, an Improvement of $6.4 Million

LOS ANGELES – August 12, 2025 (GLOBE NEWSWIRE) – Playboy, Inc. (NASDAQ: PLBY) (the “Company” or “Playboy”), one of the most recognizable and iconic lifestyle brands in the world, today announced financial and operational results for its second fiscal quarter ended June 30, 2025.

Comments from Ben Kohn, Chief Executive Officer and President of Playboy

“Playboy’s improving performance, especially in the second quarter, is starting to reflect our transformation to an asset-light business model focused on the iconic Playboy brand. We significantly reduced net loss and improved adjusted EBITDA to $3.5 million, which was burdened by an incremental $1.3 million of litigation costs related to two former licensees; excluding those, adjusted EBITDA would have been $4.8 million. In addition, licensing revenue in Q2 more than doubled year-over-year, and our pipeline is strong and growing with new partners in strategic categories, including two new deals in gaming and one in beauty and grooming. Simultaneously, Honey Birdette continued to improve its operating metrics in Q2, highlighted by revenue expanding 14%, same-store sales increasing 28% and gross margins improving approximately 200 basis points to 59%.”

“In addition to these positive financial results, we have set the stage for new growth opportunities centered around content and hospitality. We launched the Great Playmate Search, a paid fan-voting contest for a Playmate of the Month and the inside cover model for the March 2026 issue of Playboy, with registration off to a great start. Further, we have begun planning a Playboy hospitality venue in Miami Beach, and have interest for Playboy hospitality in other cities. We also have in excess of $30 million in cash, as of today. With our strong financial performance and improving credit markets, we will opportunistically continue to look for ways to deleverage our balance sheet and reduce the cost of our leverage. I am increasingly optimistic about the future of Playboy.”

Second Quarter 2025 Results

Total revenue was $28.1 million, compared to $24.9 million in Q2 2024, reflecting a year-over-year increase of almost $3.3 million, or 13%. The increase was due to a 105% increase in licensing revenue, which more than offset the loss of revenue from Playboy’s legacy digital business, and a 14% increase in revenue from Honey Birdette.

Licensing revenue was $10.9 million, compared to $5.3 million in Q2 2024, reflecting a year-over-year increase of $5.6 million, or 105%. The increase was due to $5 million in minimum guaranteed royalties, higher revenue from new licensing partners and renegotiated minimum guarantees pursuant to renewal agreements with existing licensees. The Company’s prior year “Digital Subscriptions and Content” results were recast under “All Other” in the Company’s financial statements.

Direct-to-consumer revenue was $16.5 million, compared to $14.5 million in Q2 2024, reflecting a year-over-year increase of 14%. The increase was due to continued improvement in consumer perception of the Honey Birdette brand, which resulted in increased sales of both full-price and discounted products. Honey Birdette margins increased from 57% to 59%. Comparable store sales were up 28% and promotional days were reduced a further 40% in a continued initiative to improve the perception of the brand.

Net loss was $7.7 million, or $0.08 per diluted share, compared to a net loss of $16.7 million, or $0.23 per diluted share, in Q2 2024. The net loss for Q2 2025 included $1.9 million in impairment charges related to the sublease of the Company’s Los Angeles office and relevant fixed assets and $2.1 million related to a one-time settlement of present and future licensing agent commissions. In the aggregate, those reflected $0.04 in earnings per share. Absent those non-operational charges, net loss would have been $3.7 million and earnings per share would have been $(0.04).

Adjusted EBITDA was $3.5 million, compared to an adjusted EBITDA loss of $2.9 million in Q2 2024.

Webcast Details & Stockholder Letter

The Company will host a webcast at 5:00 p.m. Eastern Time today to discuss Q2 2025 financial results. Participants may access the live webcast on the Events & Presentations section of the Playboy Investor Relations website at https://investors.playboy.com/investors. Investors may also access the letter to Playboy stockholders that was posted today to the Events & Presentations section of the Playboy Investor Relations website.

About Playboy, Inc.

Playboy is one of the most recognizable brands in the world, synonymous with pleasure, leisure, style, and sophistication. In collaboration with leading licensees, Playboy connects consumers with products, content and experiences across approximately 180 countries. Our mission—to create a culture where all people can pursue pleasure—builds upon over 70 years of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at https://investors.playboy.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, commercialization of digital assets, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, tariffs, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s ability to comply with the terms of its indebtedness and other obligations; (12) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (13) other risks and uncertainties indicated from time to time in the Company’s annual report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: FNK IR – Rob Fink / Matt Chesler, CFA – investors@playboy.com
Media: press@playboy.com

Playboy, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenues	$28,148	$24,885	$57,023	$53,204
Costs and expenses:
Cost of sales	(9,739)	(8,018)	(18,792)	(20,525)
Selling and administrative expenses	(22,366)	(25,489)	(47,763)	(47,801)
Impairments	(1,541)	(599)	(1,842)	(3,016)
Other operating (expense) income, net	(385)	18	(769)	18
Total operating expense	(34,031)	(34,088)	(69,166)	(71,324)
Operating loss	(5,883)	(9,203)	(12,143)	(18,120)
Nonoperating (expense) income:
Interest expense, net	(1,907)	(6,588)	(3,795)	(13,015)
Other income (expense), net	1,000	(245)	1,202	(295)
Total nonoperating expense	(907)	(6,833)	(2,593)	(13,310)
Loss before income taxes	(6,790)	(16,036)	(14,736)	(31,430)
Expense from income taxes	(889)	(616)	(1,984)	(1,669)
Net loss	(7,679)	(16,652)	(16,720)	(33,099)
Net loss attributable to Playboy, Inc.	$(7,679)	$(16,652)	$(16,720)	$(33,099)
Net loss per share, basic and diluted	$(0.08)	$(0.23)	$(0.18)	$(0.45)
Weighted-average shares outstanding, basic and diluted	94,397,910	73,040,566	93,549,044	72,859,533

EBITDA Reconciliation
This release presents the financial measure earnings (net income or loss) before interest, income tax expense or benefit, and depreciation and amortization (“EBITDA”). “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies may calculate Adjusted EBITDA in the same fashion.
In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities, non-recurring non-cash impairments and asset write-downs, we typically adjust for non-operating expenses and income, such as nonrecurring special projects, including related consulting expenses, transition expenses, settlements, nonrecurring gain or loss on the sale of assets, expenses associated with financing activities, and reorganization and severance expenses that result from the elimination or rightsizing of specific business activities or operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles the Company’s net loss to EBITDA and Adjusted EBITDA:

GAAP Net Loss to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(7,679)	$(16,652)	$(16,720)	$(33,099)
Adjusted for:
Interest expense	1,907	6,588	3,795	13,015
Expense from income taxes	889	616	1,984	1,669
Depreciation and amortization	778	2,511	1,582	4,311
EBITDA	(4,105)	(6,937)	(9,359)	(14,104)
Adjusted for:
Licensing commissions settlement	2,400	—	2,400	—
Transition expenses	1,170	—	5,000	—
Severance	322	139	2,593	169
Stock-based compensation	1,666	2,005	2,353	3,839
Impairments	1,541	599	1,842	3,016
Adjustments	477	1,258	1,019	1,595
Adjusted EBITDA	$3,471	$(2,936)	$5,848	$(5,485)